FOR IMMEDIATE RELEASE
January 24, 2000

                                                    Contact: P. Douglas Richard
                                                                 (540) 886-0796


                         COMMUNITY FINANCIAL CORPORATION
                   ANNOUNCES RESIGNATION OF PRESIDENT AND CEO


         Staunton, Va. - Community Financial Corporation (NASDAQ - CFFC) announced that Thomas W. Winfree has resigned as President and Chief Executive Officer to pursue other career interests. James R. Cooke, Jr., Chairman of the Board of Directors, expressed the Board's gratitude to Mr. Winfree for his years of service to the Company. The Bank and Mr. Winfree are negotiating the settlement of his employment agreement.

         P. Douglas Richard has been named acting President and Chief Executive Officer. Mr. Richard, 55, has served as Regional President of Community Financial Corporation since 1997 and supervises the Company's operations in the Hampton Roads Region.